Exhibit 10(e)

VIACOM INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(As amended and restated as of October 14, 2003)

        1.    Establishment of Plan

        The Viacom Inc. Deferred Compensation Plan For Non-Employee Directors (the "Plan") has been established by Viacom Inc. (the "Company") for eligible members of the Boards of Directors (as described below).

        2.    Plan Participation

        (a)   Each person who is a member of the Board of Directors of the Company (and who is not an employee of the Company, National Amusements, Inc. or any of their respective subsidiaries) may elect to become a participant in this Plan (a "Participant"), and as such defer all fees (which shall include retainer, meeting and committee attendance fees and any other amounts that the Board so determines) to which the Director may thereafter be entitled. Such election shall be in writing, shall be in a form prescribed by the Company and, except as otherwise provided below, shall remain in effect as long as the Participant shall continue to receive compensation as a Director.

        (b)   A Participant may elect to participate in the Plan at the beginning of his or her term in office as a Director, for the fees payable thereafter. A Participant may also elect to participate in the Plan before November 30 of each year, for the fees payable for the subsequent calendar year and thereafter. A Participant may discontinue participation in the Plan and/or change or modify his or her investment and payment elections annually by filing a written notice with the Company prior to November 30 of a particular year, which notice shall be effective for all fees payable for the subsequent calendar year and thereafter, subject to the following restrictions:

          (i)    Investment Election.    Changes to the investment election will be applicable to subsequent payments only and no existing account may converted into another type of account; and

          (ii)   Payment Election.    A Participant may not change his or her payment election more than three (3) times during his or her term as a Director. Payment elections are applicable to the entire balance of the Participant's Deferred Compensation Account(s). Any subsequent payment election will supercede any prior election, provided that any election made within six (6) months of the Director leaving the Board of Directors shall be void.

        3.    Deferred Compensation Accounts

        There shall be created two accounts, an "Income Account" and a "Stock Unit Account" to receive payment of the fees deferred by the Participant pursuant to this Plan. At the time of electing to participate in this Plan, the Participant shall also select one of the two accounts into which his or her deferred fees shall be payable.

        (a)   Income Account: Deferred fees, when payable, shall be credited as a dollar amount to this account. At the end of each calendar quarter, the Participant's Income Account will be credited for such quarter with interest at the prime rate in effect at the beginning of such calendar quarter at Citibank, N.A., which interest shall be applied on the basis of the average closing monthly credit balance in the Participant's Income Account during such quarter.

        (b)   Stock Unit Account: Deferred fees, when payable, shall be credited as a dollar amount to this account. At the beginning of each calendar quarter, each Participant's Stock Unit Account shall be adjusted as follows:

          (i)    First, the dollar amount remaining in such account (not yet converted into Stock Unit Shares) during the preceding calendar quarter, plus all dollar amounts (for fees and any cash dividends) credited to such account during the preceding calendar quarter, shall be credited for the preceding calendar quarter with interest computed in the manner described in Paragraph 3(a) above.

          (ii)   Next, the dollar amount in such account after the adjustments pursuant to clause (i) above, plus the dollar amount of deferred quarterly retainer fees then credited to this account, shall be converted (x) 50% into Class A Common Stock Unit Shares equal in number to the maximum number of whole shares of Viacom Inc. Class A Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date on the next preceding trading date, and (y) 50% into Class B Common Stock Unit Shares equal in number to the maximum number of whole shares of Viacom Inc. Class B Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date, on the next preceding trading date.

In the event that cash dividends are declared on the Viacom Inc. Class A Common Stock or Class B Common Stock, on each dividend payment date an amount equivalent to the prevailing cash dividend per share of such stock shall be credited to such account for each Class A Common Stock Unit Share or Class B Common Stock Unit Share as appropriate, in a Participant's Stock Unit Account. Stock Unit Shares shall be appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in the Viacom Inc. Class A Common Stock or Class B Common Stock.

        4.    Payments

        (a)   Upon termination of a Participant's service as a Director, payment of his or her Deferred Compensation Account(s) shall be made in cash to the Participant in accordance with the Participant's prior payment election of a lump sum, three (3) annual installments or five (5) annual installments. The lump sum payment or the initial annual installment shall be made on the later of 90 days after the Director leaves the Board or January 15th of the following year. Each subsequent installment payment shall be made on the anniversary of the initial installment payment.

        (b)   The Class A Common Stock Unit Shares and Class B Common Stock Unit Shares in a Participant's Stock Unit Account shall be valued on the basis of the average of the closing market prices of the Class A Common Stock or Class B Common Stock, as appropriate, on the New York Stock Exchange or such other stock exchange on which the Class A Common Stock or Class B Common Stock may be listed, on each trading date during the four (4) week period ending five (5) business days prior to the payment date.

        (c)   In the case of installment payments, the Deferred Compensation Account(s) shall be credited with interest calculated in accordance with Paragraph 3(a) above, which interest shall accrue beginning on the date the first installment is paid and shall be paid to the Participant on the date of the next annual installment following the date of credit until all installments are paid.

        (d)   In the event of a Participant's death, payment of all or the remaining portion of the Deferred Compensation Account(s) will be made to his or her beneficiary or beneficiaries in a lump sum or in installments, in accordance with the Participant's payment election. The amount of such payment will be calculated as set forth herein.

        5.    Beneficiaries

        Each Participant entitled to payment of the deferred fees hereunder may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any such deferred fees are to be paid in case of his or her death, before he receives any or all of such fees. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime. In the absence of any such designation or if all persons so designated die prior to the payment of the entire amount of deferred fees to which he is entitled, any deferred fees remaining unpaid at a Participant's death, unless otherwise designated by the Participant, shall be paid to the estate of the last to die of the Participant and all persons so designated by him.

        6.    Participant's Rights Unsecured

        The right of any Participant to receive a distribution hereunder in cash shall be an unsecured claim against the general assets of the Company. The deferred fees may not be encumbered or assigned.

        7.    Amendments to the Plan

        The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant of rights to which he would have been entitled if the Plan had been terminated on the effective date of such amendment.

        8.    Termination of Plan

        The Board of Directors of the Company may terminate the Plan at any time, without the consent of the Participants or their beneficiaries. Termination of the Plan shall not affect the timing of distributions from a Participant's Deferred Compensation Account(s) or the calculation of the amount of the payment.

        9.    Expenses

        Costs of administration of the Plan will be paid by the Company.